EXHIBIT 99.1

MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
415.819.7447 | sandy@pfaffpr.com

Bank of Marin Announces Retirement of J. Dietrich Stroeh from Board of Directors
Recognized for extensive local market knowledge and leadership

NOVATO, CA - June 29, 2016 - Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, has announced the retirement of J. Dietrich “Diet” Stroeh after almost 20 years of service on the Company's Board of Directors. Stroeh’s retirement from the Board will be effective July 1, 2016.

Stroeh joined the Board in 1997 and has been a member of the Bank’s Asset/Liability Committee from 2001 through 2016. He served as a member of the Audit Committee from 1997 to 1999 and was named to the committee again in February 2015.

Diet was a founding partner in the consulting and civil engineering firm of CSW/Stuber-Stroeh. Stroeh’s primary focus is on the planning, design and management of water and sanitary sewer distribution systems, including on-site waste disposal systems. The majority of his early professional expertise was developed while working for Marin Municipal Water District (MMWD) for 20 years. He finished the last six years of his career there as General Manager. Under his leadership, MMWD developed a major new in-County water supply and implemented a comprehensive water management plan that included conservation education.

Stroeh was also instrumental in achieving a record in County-wide water conservation during the 1976-1977 drought. Those experiences are the basis of his book, “The Man Who Made it Rain,” with Michael McCarthy. Stroeh’s second book, “Three Months: A Caregiving Journal from Heartbreak to Healing,” eloquently explores the period of pain, advocacy and healing after his beloved wife, Margaret, was diagnosed with Stage 4 pancreatic cancer.

“Diet has been a key member of the Bank of Marin Board and a leading figure in our community for many years,” said Brian M. Sobel, Chairman of the Board. “With his extensive knowledge of the Bank’s market area and his vast local civil engineering experience, he brought a unique and important perspective to our work. He will be greatly missed and we wish him well.”

A member-emeritus of the Marin County Economic Commission, he is currently a Director of the Golden Gate Bridge and Transportation District, the Marin County Flood Control Board, and the North Coast Railroad Authority. Stroeh is a past Director of the Novato Human Needs Center and the Marin YMCA. He currently serves as a member of the California Earthquake Authority Board and also serves on the Board of the Novato Theater. He is also active in a variety of other community organizations.

A Marin County native and San Rafael High School graduate, Stroeh graduated from the University of Nevada with a Bachelor of Science degree in Civil Engineering. He has extensive experience in hydrology, hydraulics design, small dam design, contract negotiations, and construction management. He serves as an expert witness in these areas.

About Bank of Marin

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

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